SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): March 14, 2000



                               SHOP AT HOME, INC.
                           --------------------------
             (Exact name of registrant as specified in its charter)




            Tennessee              0-25596             62-1282758
        -----------------------------------------------------------------
           (State or other       (Commission          (IRS Employer
            jurisdiction of       File Number)         Identification No.)
                                  incorporation)



              5388 Hickory Hollow Parkway, Antioch, Tennessee 37013
           ----------------------------------------------------------
          (Address, including zip code, of principal executive office)

                                 (615) 263-8000
               --------------------------------------------------
              (Registrant's telephone number, including area code)



Item 5.  Other Events

         On March 14, 2000, Kent E. Lillie, President and Chief Executive Officer of Shop At Home, Inc., hosted an Internet online question and answer session with investors of the Company through the use of the Company's website at www.collectibles.com. The "chat" was held from 7:00 p.m. to approximately 8:10 p.m., C.S.T. A transcript of the chat session is attached hereto as Exhibit 99.1.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                           SHOP AT HOME, INC.
                           (Registrant)



                           By: /s/ George J. Phillips
                           -------------------------------
                           George J. Phillips
                           Vice President and General Counsel

Date: March 14, 2000

                                  EXHIBIT INDEX

99.1 Transcript of Internet online question and answer chat session with Kent E. Lillie, President and Chief Executive Officer of the Company, and Company investors, held on March 14, 2000.

EXHIBIT 99.1

Those participating in the Internet on-line chat had to sign on to the chat through a page that contained the following "Safe Harbor" language:

"Safe Harbor"  Statement Under the Private  Securities  Litigation Reform Act of
1995 - The ensuing Internet chat and the transcript of the chat that will be posted may include forward-looking statements within the meaning of Section 27A of Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding continued revenue and distribution growth, the future performance of Shop At Home, Inc. and collectibles.com and the anticipated impact of new management initiatives. Actual results may differ materially from those which may be identified for a number of reasons as are discussed from time to time in Shop At Home's SEC reports, including but not limited to the registration statement on Form S-3 as amended on July 1, 1999, the report on Form 10-K/A for the year ended June 30, 1999 (Business and Management's Discussion and Analysis of Financial Condition and Results of Operations), and the Form 10-Q for the quarter ending December 31, 1999.

As to any questions concerning the upcoming Annual Meeting scheduled for March 30, 2000, each Stockholder should consult the Proxy Statement for the Annual Shareholders Meeting. The SEC filed documents are available from the SEC on the SEC website, http://www.sec.gov, from the Company, including the transcript of the on-line chat, upon request by calling Investor Relations at (615) 263-8000. The Proxy Statement, the Annual Report on the Form 10-K/A, and the most recent Quarterly Report on the Form 10-Q are also posted on collectibles.com's Internet's site at http://www.collectibles.com/corporate/meeting.htm.

The text of the transcript is set out below:

kent_lillie: Welcome to collectibles.com and our second online chat for investors and interested parties. With me tonight is Tim Engle, President of c.c., John Roberson, EVP and Chief Operating Officer of the Shop at Home network, and Arthur Tek, the company's Chief Financial Officer.

Q:  Phico: collectibles.com did a 'soft launch' last November.  Can you   please
    give an update on the official roll out?

         A:kent_lillie:  We are rolling out c.c. as we furiously work to improve every aspect, including functionality, SKU count, design features, etc. of the site. We are just now beginning to ramp up our promotional efforts outside of the network, including our affiliates program, which is forcasted to be at 3,000 by the end of June. We are also beginning to leverage our existing broadcast and cable distribution to create as much as $8-10 million of broadcast advertising time over the next year, dedicated to c.c.

Q:  blindlemonjefferson: Kent? What happened to ishopathome.com?

         A: kent_lillie: It has been rolled in to c.c, which is our singular online iniative.

Q: Rapidash: Why haven't we seen auctions and the gift registry added to collectibles.com?

         A: kent_lillie: It is expected that we will launch auctions and gift registrations before the end of next quarter. These are both high priorities for the company.

Q: Bogey:  what is the status of the License  Agreements  held by  Collector's
   Edge; per the Annual Report one expired end of February and one expires end of March

         A:  kent_lillie:  They have been renewed.

Q: Phico: There has been a lot of speculation regarding the potential sale of a portion of SATH to USA. Can you please comment on the possible synergies between these two companies.

         A: kent_lillie: As you may know, it is extremely difficult and frankly, irresponsible to comment about ongoing diiscussions or negotiations, for marketplace and SEC reasons. For these reasons, I cannot and
            will not,   comment  on   marketplace   rumors  or  address  any
            questions specifically about any particular company. When and if we have any material agreements, we will publicly anounce them. Obviously, in evaluating potential strategic partners we look for those that bring the most assets to help us reach our objectives and that will therefore maximize shareholder value
            For example, an appropriate startegic partner would provide at least some, or all of the following: investment capital for growth, ability to substantially expand our distribution into even more homes, merchandising, fulfillment and customer service experience and capabilities. leading edge technology, and cross-promotional or other benefits to drive customers to c.c.

Q: Traderhic: How much will be spent as of the end of the quarter on the investment bankers?

         A:kent_lillie:  Their fees are contingent on a successful transaction.

Q: Phico: Due to FCC ruling regarding duopolies, you contracted three investment firms to help explore the possibilities of the sale of TV stations. Eight months have passed since this process began. Can you give us an update on their progress?

         A: kent_lillie: We have received several offers (which continue) for a number of our television stations...well in excess of our cost basis, but less than what we believe is there value based on their current cash flow contribution and the cost of replacing those lost households. Further, we feel that the digital licenses we have been granted for each of our stations will someday have great commercial value, i.e. wireless interent. (don't forget, our San Fransisco station currently places an analog and a future digital signal over Silicon Valley.

Q: Rapidash: SATH is currently trading for $9.50, yet insiders aren't buying at these levels, why?

         A: kent_lillie: There are restriction on when insiders can buy or sell. We are currently in a blackout situation for insiders since our quarter ends at the end of the month.

Q:  tuckty2: why can't iget sath in longview wa.

         A: kent_lillie: You can. Simply go to c.c. and click "on air now", and you can watch and purchase from our 24 by 7 streaming video of the Shop at Home network.

Q: jomama1982: Kent, do you believe that you earned the options that the proxy is requesting the investors to vote on. It has been a long year for most investors in SATH

         A: kent_lillie: First, as background, these options were granted by the Board as a substantial component of my overall compensation package in January of 1999, and shareholders are now being asked to confirm that grant. In return for that plan, I agreed to extend and widen my non-compete to include e-commerce and to length of two years. I can assure you that nobody wants a higher stock price than I do! These options were priced when granted in January of 1999 (so have negative value at this time) and I only benefit when we get our true value recognized in the marketplace...so we are partners in that objective. I don't profit if you don't profit. I encourage you to read the Proxy concerning this proposal and make your own decision.

Q: Bambamnj: Has Collectibles.com met your expectations and what is your feeling for the future profitability, specially against any competing sites?

         A: kent_lillie: For a revenue, gross profit margin, sales per browser and profit basis, it has exceeded our and marketplace expectation. WE are disappointed that we have not been able to add al of the functionality  and content as we would have liked.  We are
             also pleased that  we've  not  had  the  customer   aquisition
             expense originally forcasted, so we are ahead of all current forcasts. We're also pleased at the number and quality of
             exclusive   internet   distribution agreements, and expect those to
             continue to accelerate.

Q: Rapidash: If the investment bankers are dismissed, will you notify the street?

         A: kent_lillie: Mike Yagemann continues to assist us in exploring and evaluating strategic opportunities, and I believe Banc of America stands ready to assist us further if the need arises.

Q: Bogey: Interest expense has been a material drag on earnings, is there any plan to renegotiate or reduce the debt service

         A: kent_lillie: Our bonds are not callable until 2002, but we believe that this debt is not excessive and can be reasonabl serviced. These notes were essential in 1998 to the company's growth and success.

Q: Rapidash: Why are margins off analysts projections and what are you doing to improve this situation?

         A:  kent_lillie:   Primarily  product  mix  through  greater  sales  of
             electronics and collectible coins and currency. The good news is that revenues were higher than forecasted, and we have recently reemphasized higher margins in our other categories and believ that margins will improve as a result of these efforts.

Q: rapolley1: When and where can we expect to see Advertisments or Banners for c.c

         A: kent_lillie: Banners. We have announced our affiliate program BeFree that should produce a miniimum of 3000 affiliates by the end of June. Further, we have begun to utilize our broadcast and cable advertising that come to us as a result of our existing broadcast and cable relationships. To view one such affiliate site, visit dickbutkus.com.

Q: Huynguye: Is the lack of PR currently being address? Investors seem to be in the dark about the company future direction!

         A: kent_lillie: First, how many other companies have you noted take this effort to communicate with the broadest number of investors possible. I do expect to be more aggressive in shareholder communications following this quarter's results announcement.Also, we post the audio and text of our quarterly conference calls on this site in the "about us" section. Improved shareholder valuation is among our number one priorities!

Q: Mtudor: What percentage increase in EBITDA do you predict for the coming year?

         A: kent_lillie: As you know, we have had sixteen consecutive year-to-year quarterly EBITDA increases. We expect to continue this trend as the network continues to grow revenue at a rate faster than expenses.

Q: Bogey: any comment on the yahoo and go.com relationships; failures or successes?

         A:  kent_lillie:  Right now we are disappointed with those results.

Q:  Mikeaparker:  Can you please comment on the Barry Diller deal???? anything??

         A: kent_lillie: Again, we cannot comment specifically to marketplace rumors. I will say that we believe Mr. Diller is building great value and we share his vision regarding convergence and the value of our respective transactional capabilities and distribution systems.

Q: Bogey: can you elaborate on why you are disappointed with the yahoo and go.com deals?

         A: kent_lillie: We are not getting the traffic and revenue that we had anticipated. We have found that our network drives the bulk of our traffic presently, and that the ramp-up of our "traditional" media will drive still more traffic and revenue.

Q:  tgehrke777:  what are you doing to get the traffic and revenue up?

         A: kent_lillie: More SKUs, more functionality, more effective network promotion, increasing targeted advertising and promotion, an new features such as, our auction and gift registry. Also, we're driving hundreds of new browsers tonight, and we're offering you all ten dollar gift coupons on your first or next purchase on c.c.

Q:  george birch:  so far u have not answered the question on future direction?

         A: kent_lillie: We are the only nationally distributed, independent, electronic shopping company in the Country, and we, and many others, believe that there is tremendous and growing value in our transactional capabilities, distributin system, television stations, facilities, technology, infrastructure, including human resources, and on-line assets...with or without a strategic partner.

Q: Noiserider: Will you be publishing the upcoming quarterly CC phone number so we can all listen in to executive remarks and analyst questions? I notice that only executive remarks are on your web site.

         A: kent_lillie: We will make every effort to include the analyst questions as part of the replay available on c.c.

Q: Rapidash: Are you concerned that a large 4your HH penetration is now comp which could lead to drop off in revenue growth?

         A: kent_lillie: Absolutely not! While we're in 57 million different cable households, we're not in all of those 24 hours a day. As a result, we're only reaching about 25% of the available household hours across all cable households. Further, we continue to increase revenue per household, especially on our owned and operated television stations.

Q: Mikeaparker: In bloomberg article about the offer from USAI a couple of weeks ago talking about up to $20/share buyout 51Xr total..(fact via bloomberg)Even if no comment, do you believe it's a fair deal?

         A: kent_lillie: It's difficult to say that any price is acceptable because the publication that would create a ceiling, not a floor, for the value of our equities. However, it is important to note that value can come in a number of ways, including on-line
             assets,   new distribution,  revenue enhancements or cost savings
             that would increase earnings. By continuing to implement our plan to increase revenues and earnings, by building our distribution
             system,  by making c.c.  the premiere   on-line   community  for
             all  things   collectible  and  to effectively  communicate  those
             results to the marketplace. WE expect that the marketplace will recognize us as a "New Economy" enterprise, as we continue to implement our convergence strategy.

Q:  tgehrke777:  great words, but we want the shareholder value up!!!!!!!!!!!!!

         A: kent_lillie: So do we. NOw what suggestions do you have on how to achieve that?

Q:  louis35:  any possibility of IPO with colectibles.com  ?

         A:  kent_lillie:  That is certainly a future option.

Q: Ertatum: I would like to see more news of sath on the yahoo finance site. Sometimes a month passes before any news is placed. I would like to know if sath intends to keep the stock holders better informed??

         A: kent_lillie: While we don't agree with your assessment that a "month passes before any news is placed", we do intend to make ou shareholder communications an even more important priority.

Q:  tgehrke777: let the public know who you are. you have a good concept. use it

         A:  kent_lillie:  Thank you, we all agree and recommitt to that goal.

Q:  louis35:  Just want to say thanks for taking the time to chat...............

         A: kent_lillie: You are more than welcome, and I would like to say for all of the good people of Shop at Home and c.c. that we greatly respect your confidence in us and are genuinely busting our butts to maximize this company's value and potential.

kent_lillie: Good night and I look foreward to another on-line chat in the very near future.

                                     [end]